COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF BANKING

Commonwealth of Pennsylvania, Department of Banking, Bureau of Commercial Institutions	
v.	**Docket No.: 12 _________ (ENF-ORD)**
Orrstown Bank	

CONSENT ORDER

WHEREAS, Orrstown Bank, Shippensburg, Pennsylvania (the "Bank"), is a Pennsylvania state-chartered bank and subject to regulation by the Commonwealth of Pennsylvania Department of Banking (the "Department") and the Federal Reserve Bank of Philadelphia (the "Federal Reserve");

WHEREAS, the Bureau of Commercial Institutions (the "Bureau") is primarily responsible within the Department for the regulation and supervision of the Bank;

WHEREAS, the Bank was the subject of a Joint Report of Examination by the Bureau and the Federal Reserve as of March 31, 2011 (the "Report of Examination");

WHEREAS, the Report of Examination gave the Bureau the reason to believe that the Bank had engaged in unsafe or unsound banking practices or violations of law or policy; and,

WHEREAS, the Bank, without admitting or denying wrongdoing as more fully set forth in the Stipulation of Consent and Entry of Order executed by the Bank, agrees to the issuance of this Consent Order (the "Order") by the Bureau.

IT IS HEREBY ORDERED, pursuant to Section 501.A of the Department of Banking Code, 71 P.S. § 733-501.A, that the Bank, its directors, officers, employees, agents, and other

"institution-affiliated parties," as that term is defined in Section 3(u) of the FDIA, 12 U.S.C. § 1813(u), and its successors and assigns, shall take the following affirmative action:

1. Board Participation.

(a) The Board shall strengthen Board oversight of the management and operations of the Bank, with full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.

(b) This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; investment activity; liquidity levels and funds management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including management's responses; reconciliation of general ledger accounts; oversight and supervision over third-party service providers; oversight of the Bank's compliance program; oversight of the Bank's BSA program, including management's responses to recommendations from all external or internal audits or reviews, which shall be included as part of the Progress Reports required by the Order; and compliance with this Order. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(c) The Bank shall notify the Bureau in writing of any additions, resignations, or terminations of any members of its Board or any of its "senior executive officers" (as that term is defined in 12 C.F.R. 225.71) within 10 days of the event. Any notification required by this subparagraph shall include a description of the background(s) and experience of any

proposed replacement personnel, and must be received at least 30 days prior to the individual(s) assuming the "senior executive officer" position(s).

2. Board and Management.

(a) Within 30 days from the effective date of this Order, the Bank shall retain an independent consultant who is acceptable to the Bureau and who will develop a written analysis and assessment of the Bank's management needs ("Management Report") for the purpose of providing aid in the development of a suitable management structure that is adequately staffed by qualified and trained personnel.

(b) Prior to retaining the independent consultant, the Bank shall provide the Bureau with a copy of the proposed engagement letter or contract with the third party for non-objection or comment before it is executed. The contract or engagement letter shall include, at a minimum:

(i) a description of the work to be performed under the contract or engagement letter, the fees for each significant element of the engagement, and the aggregate fee;

(ii) the responsibilities of the firm or individual;

(iii) identification of the professional standards covering the work to be performed;

(iv) identification of the specific procedures to be used when carrying out the work to be performed;

(v) the qualifications of the employee(s) who are to perform the work;

(vi) the time frame for completion of the work;

(vii) any restrictions on the use of the reported findings;

(viii) a provision for unrestricted examiner access to work papers; and

(ix) a certification that the firm or individual is not affiliated in any manner with the Bank.

(c) The Management Report shall be developed within 120 days from the effective date of this Order and shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iii) an evaluation of each existing director and senior officer to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank's established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(iii) evaluation of all Bank officers' compensation, including salaries, director fees, and other benefits;

(v) a current organization chart that identifies all existing and proposed staff and officer positions, delineates related lines of authority and accountability, and establishes a written plan for addressing any identified needs;

(vi) a management succession plan; and,

(vii) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience, and other qualifications to fill those officer or staff member positions identified in the Management Report.

(d) Within 60 days from receipt of the Management Report, the Bank shall formulate a written plan ("Management Plan") that incorporates the findings of the Management Report, a plan of action in response to each recommendation contained in the Management Report, and a time frame for completing each action. At a minimum, the Management Plan shall:

(i) contain a recitation of the recommendations included in the Management Report, a plan of action to respond to each recommendation, and a time frame for completing each action;

(ii) include provisions to implement necessary training and development for all employees;

(iii) establish procedures to periodically review and update the Management Plan, as well as periodically review and assess the performance of each officer and staff member; and

(iv) contain a current management succession plan.

(e) The Management Plan shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall approve the Management Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Management Plan.

3. Classified Asset Reduction.

(a) Within 60 days from the effective date of this Order, the Bank shall formulate and submit for review as described in subparagraph (c), a written plan ("Classified Asset Plan") to reduce the Bank's risk position in each loan relationship or other real estate owned property in excess of $750,000 which is classified "Substandard" or "Doubtful" in the Report of Examination. For purposes of this provision, "reduce" means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification.

(b) The Classified Asset Plan shall include, at a minimum, the following:

(i) an action plan to review, analyze and document the current financial condition of each classified borrower with loans classified "Substandard," "Doubtful" or "Loss," including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position;

(ii) a schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank's projected Tier 1 Capital plus the allowance for loan and lease losses ("ALLL");

(iii) specific action plans intended to reduce the Bank's risk exposure in each classified asset;

(iv) delineation of areas of responsibility for loan officers; and

(v) provision for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.

(c) The Classified Asset Plan shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the Classified Asset Plan, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Classified Asset Plan.

(d) The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that have been charged off the books of the Bank or classified "Loss" in the current or any future report of examination, so long as such credit remains uncollected, unless it receives the prior written consent of the Bureau.

(e) The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified "Substandard" or "Doubtful" or is listed for "Special Mention" in the current or any future report of examination, and is uncollected, unless the Board documents , in writing, the reasons why the extension is in the best interest of the Bank. Prior to extending additional credit pursuant to this subparagraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board, or a designated committee thereof, which shall determine that:

(i) the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;

(ii) the extension of such credit would improve the Bank's position, with a written explanatory statement of how and why the Bank's position would improve; and,

(iii) an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(f) The Board's or designated committee's determinations and approval shall be recorded in the meeting minutes of the Board or designated committee, and copies shall be submitted to the Bureau at such times as the Bank submits the Progress Reports required by this Order or sooner upon the written request of the Bureau.

4. Allowance for Loan and Lease Losses.

(a) The Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" by the Bureau in the current Report of Examination that have not been previously collected or charged off. Elimination or reduction of such assets with the proceeds of other Bank extensions of credit shall not be considered "collection" for purposes of this paragraph. Thereafter, within 30 days after the receipt of any report of examination or target examination report from the Bureau, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "Loss" in any report of examination or target examination report issued while this Order remains in effect, to the extent that such loans have not previously been collected or charged off.

(b) Within 60 days from the effective date of this Order, the Bank shall develop or enhance and submit to the Bureau for review, as described in subparagraph (d), a comprehensive policy and methodology for determining the ALLL ("ALLL Policy") that incorporates the comments set forth in the Report of Examination. The ALLL Policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed within 30 days following the end of each calendar quarter, so the results of the review conducted by the Board may be properly reported in the quarterly Consolidated Reports of Condition and Income ("Call Report"). Such reviews shall, at a minimum, be made in accordance with:

(i) Financial Accounting Standards Board ("FASB") Statements Numbers 5 and 114, as codified by FASB under its Accounting Standards Codification effective after September 15, 2009 (established by FASB Statement Number 168)("FASB 5 and 114");

(ii) the Federal Financial Institutions Examination Council's ("FFIEC") Instructions for the Consolidated Reports of Condition and Income;

(iii) the *Interagency Statement of Policy on the Allowance for Loan and Lease Losses* (SR 01-17 (SUP), issued July 2, 2001 and SR 06-17, issued December 13, 2006);

(iv) other applicable regulatory guidance that addresses the appropriateness of the Bank's ALLL; and

(v) any analysis of the Bank's ALLL provided by the Bureau.

(c) Such reviews shall include, at a minimum:

(i) the Bank's loan loss experience;

(ii) an estimate of the potential loss exposure in the portfolio; and

(iii) trends of delinquent and non-accrual loans and prevailing and prospective economic conditions.

(d) The minutes of the Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended adjustment in the ALLL. The Board shall document in the minutes the basis for any determination not to require provisions for loan losses in accordance with subparagraphs (a) and (b).

(e) The ALLL Policy shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the ALLL Policy, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the ALLL Policy.

(f) A deficiency in the ALLL shall be remedied in the calendar quarter in which it is discovered by a change to current operating earnings prior to any Tier 1 Capital determinations required by this Order; and prior to the Bank's submission of its Call Report. The Bank shall thereafter maintain an appropriate ALLL.

(g) The analysis supporting the determination of the adequacy of the ALLL shall be submitted to the Bureau within 30 days after the end of each calendar quarter.

5. Lending and Credit Administration. Within 90 days of the effective date of this Order, the Bank shall submit to the Bureau an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) Procedures to identify, limit and manage concentrations of credit that are consistent with the *Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Policies*, (SR-07-1, issued December 12, 2006);

(b) Procedures for the timely and accurate identification of problem loans;

(c) Enhancements to the internal loan grading system to ensure timely and accurate risk ratings;

(d) Enhanced stress testing of loan and portfolio segments; and,

(e) Improvements to the Bank's management information systems to ensure that the board of directors and senior management obtain timely and accurate information regarding the condition of the Bank's loan portfolio.

6. Correction of Loan Documentation Exceptions.

(a) Within 60 days from the effective date of this Order, the Bank shall adopt policies and procedures to minimize and monitor loan documentation exceptions as well as to identify and correct outstanding exceptions noted in the Report of Examination.

(b) Progress reports detailing each outstanding exception and the Bank's plan for corrective action shall be submitted to the Board for review during each regularly scheduled meeting. The review shall be noted in the minutes of the meeting of the Board.

7. Concentration of Credit–Commercial Real Estate.

(a) Within 90 days from the effective date of this Order, the Bank shall develop and submit to the Bureau for review, as described in subparagraph (c), a written plan to

identify, limit and manage the Bank's commercial real estate ("CRE") loan concentration of credit to an amount which is commensurate with the Bank's business strategy, management expertise, size, and location ("CRE Concentration Plan").

(b) The CRE Concentration Plan shall include, at a minimum:

(i) provisions requiring compliance with the *Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices* (SR 07-1, issued December 12, 2006);

(i) provisions for controlling and monitoring of CRE, including plans to address the rationale for CRE levels as they relate to growth and capital targets, and segmentation and testing of the CRE portfolio to detect and limit concentrations with similar risk characteristics; and,

(iii) provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.

(c) The CRE Concentration Plan shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the CRE Concentration Plan, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the CRE Concentration Plan.

8. Capital.

(a) Within 90 days from the effective date of this Order, the Board shall develop a written capital plan ("Capital Plan"), subject to review and approval of the Bureau as described in subparagraph (c). At a minimum, the Capital Plan shall include specific benchmark Leverage Ratios, Tier 1 Risk-Based Capital Ratios, and Total Risk-Based Capital Ratios to be met at each calendar quarter end until the required capital levels are achieved. The Bank shall comply with the *Capital Adequacy Guidelines for State Member Banks: Risk Based Measures and Tier 1 Leverage Measure*, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B).

(b) In the event any required capital ratio falls below the minimum required by the approved Capital Plan, the Bank shall within 60 days after the end of any calendar quarter notify the Bureau and submit an acceptable plan that details the steps the Bank will take to increase the Bank's capital ratios to or above the approved capital plan's minimums.

(c) The Capital Plan shall be submitted to the Bureau or non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the Capital Plan, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Capital Plan.

(d) The Board shall review the Bank's adherence to the Capital Plan, at a minimum, on a monthly basis. Copies of the reviews and updates shall be submitted to the Bureau as part of the Progress Reports required by this Order, and any material changes to the Capital Plan shall be submitted to the Bureau no later than 10 days after completion.

9. Profit and Budget Plan.

(a) Within 90 days from the effective date of this Order, and within the first 30 days of each calendar year thereafter, the Bank shall develop and submit to the Bureau for review to the Bureau as described in subparagraph (c), a written profit and budget plan ("Profit Plan") consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank's other written plans, policies, or other actions as required by this Order.

(b) The Profit Plan shall include, at a minimum:

(i) a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;

(ii) specific goals to maintain appropriate provisions to the ALLL;

(iii) realistic and comprehensive budgets for all categories of income and expense;

(iv) an executive compensation plan, addressing any and all salaries, bonuses and other benefits of every kind or nature whatsoever, both current and deferred, whether paid directly or indirectly, which plan incorporates qualitative as well as profitability performance standards for the Bank's senior executive officers;

(v) a budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than quarterly; and

(vi) recording the results of the budget review and any actions taken by the Bank as a result of the budget review in the Board minutes; and,

(vii) individual(s) responsible for implementing each of the goals and strategies of the Profit Plan.

(c) The Profit Plan shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the Profit Plan, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Profit Plan.

(d) Within 30 days following the end of each calendar quarter following completion of the Profit Plan required by this paragraph, the Board shall evaluate the Bank's actual performance in relation to the Profit Plan, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board's meeting at which such evaluation is undertaken.

10. Strategic Plan.

(a) Within 90 days of this Order, the Bank shall formulate a revised comprehensive written business/strategic plan ("Strategic Plan"), based on the Bank's financial information as of December 31, 2011, covering an operating period of at least three years. The Strategic Plan shall contain an assessment of the Bank's current financial condition and market area along with a description of the operating assumptions that form the basis for major projected income and expense components of the assessment.

(b) The Strategic Plan shall include short-term goals and operating plans to comply with the terms of this Order and correct all regulatory criticisms in the Report of Examination, intermediate goals and project plans, and long-range goals and project plans. Additionally, the Strategic Plan shall, at a minimum, include:

(i) strategies for pricing policies and asset/liability management;

(ii) anticipated average maturity and average yield on loans and securities, average maturity and average cost of deposits, the level of earning assets as a percentage of total assets, and the ratio of net interest income to average earning assets;

(iii) dollar volume of total loans, total investment securities, and total deposits;

(iv) plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;

(v) financial goals including pro forma statements for asset growth, capital adequacy and earnings; and,

(vi) formulation of a mission statement and the development of a strategy to carry out that mission.

(c) The Board shall submit the Strategic Plan to the Bureau for review and comment. Within 30 days from receipt of any comment from the Bureau, and after due consideration of any recommended changes, the Board shall approve the Strategic Plan, which approval shall be recorded in the minutes of the Board meeting in which it is approved.

(d) The Bank shall implement and fully comply with the Strategic Plan after completion of the requirements of subparagraph (c) of this paragraph.

(e) Within 30 days from the end of each calendar quarter following the effective date of this Order, the Board shall evaluate the Bank's performance in relation to the Strategic Plan and record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting during which such evaluation is undertaken. In the event the Board determines that the Strategic Plan should be revised in any manner, the Strategic Plan shall be revised and submitted to the Bureau for review and comment within 30 days after such revisions have been approved by the Board.

(f) Within 30 days of receipt of any comments from the Bureau, and after consideration of all such comments, the Bank shall approve the revised Strategic Plan, which approval shall be recorded in the minutes of the Board meeting in which it is approved.

(g) The Board shall implement and fully comply with the revised Strategic Plan after completion of the requirements of subparagraph (f) of this paragraph.

11. Liquidity and Funds Management.

(a) Within 60 days from the effective date of this Order, the Bank shall revise its liquidity and funds management policy to strengthen the Bank's funds management procedures and maintain adequate provisions to meet the Bank's liquidity needs ("Liquidity and Funds Management Policy").

(b) The Liquidity and Funds Management Policy shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the Liquidity and Funds Management Policy, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Liquidity and Funds Management Policy.

(c) The Bank shall review annually its Liquidity and Funds Management Policy for adequacy and, based upon such review, shall make necessary revisions to the policy.

12. Interest Rate Risk.

(a) Within 60 days from the effective date of this Order, the Bank shall develop and submit for review, as described in subparagraph (c), an interest rate risk policy and procedures ("IRR Policy") that shall include, at a minimum:

(i) measures designed to control the nature and amount of interest rate risk the Bank takes, including those that specify risk limits and define lines of responsibility and authority for managing risk;

(ii) a system for identifying and measuring interest rate risk;

(iii) a system for monitoring and reporting risk exposures; and

(iv) a system of internal controls, review, and audit to ensure the integrity of the overall risk management process.

(b) The IRR Policy shall address the exceptions noted in the current Report of Examination, comply with the FFIEC's *Advisory on Interest Rate Risk Management* (SR 10-1, issued January 11, 2010), the FFIEC's *Supervisory Policy Statement on Investment Securities and End-User Derivative Activities*, and the *Joint Agency Policy Statement on Interest Rate Risk* (SR 96-13, issued May 23, 1996).

(c) The IRR Policy shall be submitted to the Bureau for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Bureau, and after incorporation of all comments, the Board shall adopt the IRR Policy, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the IRR Policy.

13. Dividends. The Bank shall not declare or pay any cash dividends without the prior written approval of the Bureau. Requests for approval shall be received at least 30 days prior to the proposed date for the declaration of dividends and shall contain, but not be limited to, information on consolidated earnings for the most recent annual period and the last quarter.

14. Corrective Action. The Bank shall take all steps necessary, consistent with other provisions of this Order and sound banking practices, to eliminate, correct and prevent unsafe or unsound banking practices, violations of law or regulation, and all contraventions of regulatory policies or guidelines cited in the Report of Examination.

15. Fidelity Bond.

(a) Immediately upon renewal of the Bank's current bond required by 7 P.S. § 1410 (the "Bond"), the Bank shall provide a full and complete copy to the Bureau. The Bank shall provide a copy of the required Bond to the Bureau each time the Bond is renewed while this Order is in effect.

(b) The Bank shall immediately notify the Bureau of any notifications or information from the Bank's Bond insurance carrier, its agents and/or representatives that the Bond is not going to be renewed or will be terminated.

16. Oversight Committee. The Board shall establish a subcommittee of the Board ("Oversight Committee") charged with the responsibility of ensuring that the Bank complies with all of the provisions of this Order. The Oversight Committee shall submit a written report monthly to the full Board and a copy of the report and any discussion related to the report or the Order shall be included in the minutes of the Board meeting. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this Order.

17. Progress Reports. Within 30 days from the end of each calendar quarter following the effective date of this Order, the Bank shall furnish to the Bureau written Progress Reports detailing the form, manner, and results of any actions taken to secure compliance with this Order. All Progress Reports and other written responses to this Order shall be reviewed by the Board, and made a part of the Board minutes.

18. Section 403 Reports to the Bureau. All reports required to be submitted to the Bureau under this Order are special reports being required under Section 403 of the Department of Banking Code, 71 P.S. § 733-403, and shall be submitted to the Bureau in accordance with Section 403.B of the Department of Banking Code, 71 P.S. § 733-403.B.

19. Confidentiality. This Order and all reports and communications relating to this Order shall be confidential and shall not be released or divulged to any person or entity not officially connected to the Bank as a director, officer, attorney or employee without the express written permission of the Bureau. Notwithstanding the foregoing, the Bank may disclose the existence and contents of this Order under the provisions of 71 P.S. § 733-404.A, relating to disclosures required by federal and state securities laws.

20. Other Actions.

(a) If at any time the Department shall deem it appropriate in fulfilling the responsibilities placed upon the Department under applicable law to undertake any further action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Department from doing so.

(b) Nothing herein shall preclude any proceedings brought by the Department to enforce the terms of this Order, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power or authority of any other representatives of the

United States, departments or agencies thereof, Department of Justice, or any other representatives of the Commonwealth of Pennsylvania or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.

21. Communications. All communications regarding this Order shall be sent to:

Robert C. Lopez, Director
Bureau of Commercial Institutions
Commonwealth of Pennsylvania
Department of Banking
17 North Second St., Suite 1300
Harrisburg, Pennsylvania 17101

22. Binding Nature. The provisions of this Order including the recital paragraphs shall be binding upon the Bank and all of their institution-affiliated parties, in their capacities as such, and their successors and assigns.

23. Effective Date. The effective date of this Order shall be the date upon which this Order has been executed by the Bureau. Each provision of this Order shall remain effective and enforceable, jointly and severally, until stayed, modified, terminated or suspended by the Bureau.

24. Titles. The titles used to identify the paragraphs of this document are for the convenience of reference only and do not control the interpretation of this document.

SO ORDERED

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Date

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Robert C. Lopez, Director
Bureau of Commercial Institutions
Commonwealth of Pennsylvania
Department of Banking
17 North Second Street, Suite 1300
Harrisburg, PA 17101